Exhibit 99.1

FOR IMMEDIATE RELEASE:

Comverge Reports Year End 2008 Financial Results

Annual Revenue Growth Exceeds 35% for 4th Consecutive Year

East Hanover, NJ: March 10, 2009 – Comverge, Inc. (NASDAQ: COMV), a leading provider of comprehensive smart grid, demand management, and energy efficiency solutions, announced fourth quarter and year-end financial and operating results for 2008.

Robert M. Chiste, Chairman, President and CEO of Comverge said:

“Comverge again demonstrated strong results in 2008, as we attained 40% revenue growth in a very tumultuous economic climate and increased megawatts under management by over 60%. This marks the fourth consecutive year that our revenue growth exceeded 35%. Our revenue visibility increased dramatically with estimated future revenues from long-term contracts currently exceeding $520 million, assuming regulatory approval of two contracts included in the make up of these revenues. In addition, our pipeline is growing rapidly, as we responded to RFP’s, in January alone, valued at more than $500 million. More utilities are partnering with Comverge for demand management solutions as they increasingly realize the most economic and cleanest megawatt is the megawatt never produced. With the recent nationwide emphasis on building the smart grid, we believe that we are at the forefront of the alternative energy sector by providing Strategic Utility Management through Innovation and Technology.”

Financial Summary:

Full year revenues were $77.2 million in 2008 compared to $55.2 million in 2007, a 40% increase. Fourth quarter revenues for 2008 were $33.0 million compared to $34.8 million in the fourth quarter of 2007, a 5% decrease. Revenues for both periods include revenues from our residential VPC contracts, which are deferred and recognized in the fourth quarter.

For the full year 2008, adjusted EBITDA was a loss of $5.1 million compared to income of $0.5 million for 2007. Adjusted EBITDA for the fourth quarter of 2008 was positive $12.7 million compared to positive $13.3 million for the fourth quarter of 2007. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, non-cash stock compensation expense and non-cash impairment charges (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for full year 2008 was $94.1 million, or $4.45 per share basic and diluted. Included in the 2008 net loss was the non-cash impairment charge recorded in the third quarter of 2008 for goodwill and certain intangible assets related to our acquisition of Enerwise Global Technologies, Inc., of $75.4 million, or $3.52 per share basic and diluted after a $1.0 million tax benefit. Net loss for full year 2008, excluding the impact of the impairment charge, was $19.7 million, or $0.93 per share basic and diluted, compared to a net loss of $6.6 million, or $0.46 per share basic and diluted for full year 2007. Net income for the fourth quarter of 2008 was $6.1 million, or $0.29 per share basic and $0.28 per share diluted, compared to net income of $7.6 million, or $0.38 per share basic and $0.36 per share diluted for the fourth quarter of 2007.

Business Highlights:

Comverge fourth quarter 2008 business highlights include:

-	Awarded a five year contract with Progress Energy Carolinas (PEC) to provide demand response hardware, software, and software hosting services;
-	Awarded a five year full turnkey contract with Austin Energy to provide installation services, program management and demand management hardware Superstats®;
-	Total megawatts under management increased by 828 megawatts, or 63% during 2008 and as of December 31, 2008 were:
-	Megawatts under long term contracts, with regulatory approval	701
-	Megawatts under open market programs	894
-	Megawatts to be provided under turnkey programs	120
-	Megawatts managed for a fee	437
-	Total megawatts	2152
-	Entered into a new $25 million senior credit facility with Silicon Valley Bank.

Recent Developments:

In 2009, Comverge has:

-

Entered into a five year contract with Pepco Holdings, Inc. to provide full turnkey services, including an AMI-enabled demand response hardware and software system, as well as installation and marketing services;

-	Announced the release of its Apollo® Demand Response Management System software platform;
-	Announced the delivery of its five millionth demand management device;
-	Appointed Larry Hagewood and Thomas Gutierrez to the Board of Directors.

Current Outlook:

We currently expect our full year fiscal 2009 revenues will exceed $90 million. Comverge’s management and Board of Directors use three metrics to measure the company’s operational progress: (i) megawatts owned under long-term contracts, (ii) megawatts managed under open market programs, and (iii) estimated future revenues from long-term contracts. We believe these metrics are the most important to the growth and long-term success of the company.

Our 2009 targets for growth in these metrics are:

-- Add a net 275 megawatts of capacity under long-term contracts;

-- Add a net 225 megawatts in open market programs; and

-- Add a net $150 million increase in the amount of estimated future revenues from long-term contracts.

As of the date of this release, we have 866 megawatts under long-term contract which will contribute to contracted future revenues of $522 million. Of these amounts, 165 megawatts of capacity under long-term contracts representing an expected $114 million in contracted future revenues, are still awaiting regulatory approval. In the event we receive regulatory approval on these 165 megawatts, and including new megawatts acquired in open market programs and a new turnkey contract awarded during the first quarter of 2009, our total megawatts managed will be 2,620 megawatts.

The above statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below under the caption “For Comverge Investors” and in our filings with the Securities and Exchange Commission.

Additional Information:

Comverge will discuss these results for the fourth quarter and full year 2008 as well as its expectations for the future in a conference call scheduled today at 5:00 p.m. EDT. To participate in the call dial 877-719-9799 or 719-325-4776 for international participants.

An audio replay of the call will be available beginning March 10, 2009 at 8:00 p.m. and available until March 17, 2009 12:00 a.m. EDT, (midnight) by dialing in 888-203-1112 (719-457-0820 for international participants) and using conference code number 9318140. Additionally, the results will be reported by webcast and available online in the Comverge investor relations section at http://ir.comverge.com. This webcast will be available online and archived on Comverge’s website until March 31, 2009 12:00 a.m. EDT.

Additional financial information can be found in the Company’s Annual Report on Form 10-K for the year-ended 2008, which has been filed today with the Securities and Exchange Commission.

About Comverge:

Comverge, with over 2600 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. SuperStat and Apollo are registered trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected revenue outlook, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts or open market programs and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge’s business involving our products, the development and distribution of our products and related services, regulatory changes, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information:

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

Contact:

Investor Relations	Media Relations
Michael Picchi	Chris Neff
Chief Financial Officer	Director of Marketing
770-696-7660, invest@comverge.com	973-947-6064, pr@comverge.com

SCHEDULE 1

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Revenue
Product	$5,643	$3,958	$17,890	$14,812
Service	27,336	30,842	59,348	40,350
Total revenue	32,979	34,800	77,238	55,162

Cost of revenue
Product	3,415	2,485	11,087	9,450
Service	11,146	13,313	32,248	19,368
Total cost of revenue	14,561	15,798	43,335	28,818

Gross profit	18,418	19,002	33,903	26,344
Operating expenses
General and administrative expenses	8,015	7,615	34,463	22,072
Marketing and selling expenses	3,568	3,082	15,738	9,831
Research and development expenses	461	178	1,137	997
Amortization of intangible assets	517	665	2,439	973
Impairment charges	-	-	75,432	-

Operating income (loss)	5,857	7,462	(95,306)	(7,529)

Interest expense (income), net	52	(222)	22	(1,130)
Other expense (income), net	(365)	(20)	(321)	58

Loss before income taxes	6,170	7,704	(95,007)	(6,457)
Provision (benefit) for income taxes	69	126	(901)	147

Net income (loss)	$6,101	$7,578	$(94,106)	$(6,604)

Net income (loss) per share
Basic	$0.29	$0.38	$(4.45)	$(0.46)
Diluted	$0.28	$0.36	$(4.45)	$(0.46)

SCHEDULE 2

COMVERGE, INC.

SEGMENT INFORMATION

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Revenue:
Utility Products & Services	$6,662	$4,844	$21,492	$18,460
Residential Business	23,972	25,484	34,652	27,651
Commercial & Industrial Business	2,345	4,472	21,094	9,051
Total	$32,979	$34,800	$77,238	$55,162

Cost of Revenue:
Utility Products & Services	$3,934	$2,757	$12,601	$10,888
Residential Business	9,130	9,966	14,914	11,366
Commercial & Industrial Business	1,497	3,075	15,820	6,564
Total	$14,561	$15,798	$43,335	$28,818

Gross Profit:
Utility Products & Services	$2,728	$2,087	$8,891	$7,572
Residential Business	14,842	15,518	19,738	16,285
Commercial & Industrial Business	848	1,397	5,274	2,487
Total	$18,418	$19,002	$33,903	$26,344

SCHEDULE 3

COMVERGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
Assets	2008	2007
Cash and cash equivalents	$19,571	$39,755
Restricted cash	1,968	2,151
Marketable securities	28,276	33,174
Accounts receivable, net	24,785	12,194
Inventory	4,960	2,988
Deferred costs	2,197	1,615
Other current assets	1,273	2,841
Total current assets	83,030	94,718

Restricted cash	2,089	214
Property and equipment, net	20,572	14,011
Intangible assets, net	10,251	18,828
Goodwill	8,179	74,369
Other assets	1,036	1,005
Total assets	$125,157	$203,145

Liabilities and Shareholders’ Equity
Accounts payable	7,672	4,571
Accrued expenses	8,006	3,976
Deferred revenue	6,694	4,340
Current portion of long-term debt	3,226	-
Other current liabilities	2,400	7,131
Total current liabilities	27,998	20,018

Deferred revenue	2,220	1,697
Long-term debt	24,888	26,337
Other liabilities	2,391	2,462
Total long-term liabilities	29,499	30,496

Common stock	22	21
Additional paid-in capital	220,638	211,403
Treasury stock	(119)	-
Accumulated deficit	(152,930)	(58,824)
Accumulated other comprehensive income	49	31
Total shareholders’ equity	67,660	152,631
Total liabilities and shareholders’ equity	$125,157	$203,145

SCHEDULE 4

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	6,101	7,578	(94,106)	(6,604)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	4,340	4,125	5,004	4,535
Amortization of intangible assets	683	665	2,605	973
Stock-based compensation	1,460	1,010	6,876	2,552
Impairment charges	-	-	75,432	-
Other	223	112	(470)	(23)
Changes in working capital	(17,872)	(11,322)	(13,960)	(3,210)
Net cash provided by (used in) operating activities	(5,065)	2,168	(18,619)	(1,777)

Cash flows from investing activities
Change in restricted cash	(970)	(2,088)	(1,692)	(2,088)
Cash paid for acquisitions, net of cash acquired	-	(9,948)	(48)	(33,739)
Maturities (purchases) of marketable securities, net	907	(191)	5,091	(32,584)
Capital expenditures	(2,271)	(2,936)	(8,529)	(5,242)
Net cash used in investing activities	(2,334)	(15,163)	(5,178)	(73,653)

Cash flows from financing activities
Proceeds from exercises of stock options	5	113	359	1,319
Borrowings (repayments) of debt	(1,371)	1,043	4,227	3,437
Proceeds from issuance of common stock, net of offering costs	-	24,738	(614)	111,138
Other	(319)	(3,209)	(359)	(4,483)
Net cash provided by (used in) financing activities	(1,685)	22,685	3,613	111,411

Net change in cash and cash equivalents	(9,084)	9,690	(20,184)	35,981
Cash and cash equivalents at beginning of period	28,655	30,065	39,755	3,774
Cash and cash equivalents at end of period	19,571	39,755	19,571	39,755

SCHEDULE 5

COMVERGE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Net income (loss)	$6,101	$7,578	$(94,106)	$(6,604)
Depreciation and amortization	5,023	4,790	7,609	5,508
Interest expense (income), net	52	(222)	22	(1,130)
Provision (benefit) for income taxes	69	126	(901)	147

EBITDA	$11,245	$12,272	$(87,376)	$(2,079)

Non-cash stock compensation expense	1,460	1,010	6,876	2,552
Non-cash impairment charge	-	-	75,432	-

Adjusted EBITDA	$12,705	$13,282	$(5,068)	$473

See “Non-GAAP Financial Information” earlier in this earnings press release for information on the use of this Non-GAAP financial measure.